Class A Form of Award

BROWN-FORMAN
2013 OMNIBUS COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

SUMMARY
Participant:
Award Date:	July 28, 2016
Performance Period	May 1, 2016 through April 30, 2019
Target Number of RSUs:
Threshold Number of RSUs:	50% of Target
Maximum Number of RSUs:	150% of Target

THIS AWARD, effective as of the Award Date set forth above, represents a grant of Restricted Stock Units (“RSUs”), by Brown-Forman Corporation, a Delaware corporation (the “Company”), under the Company’s 2013 Omnibus Compensation Plan (the “Plan”) to the employee of the Company or an Affiliate named above (“Participant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant that number of RSUs set forth in the table above. Each RSU represents the right to receive one share of the Company’s Class A Common Stock, $0.15 par value per share, subject to the additional terms and conditions set forth in this Performance-Based Restricted Stock Unit Award (the “Award”) and the Plan. The RSUs are granted pursuant to Section 7.3 of the Plan as “market value units” (“MVUs”), and for purposes of the Plan, shall be designated and treated as MVUs under the Plan.

2. Performance-Based Vesting. The number of Shares, if any, that may be issued pursuant to the terms of this Award will be calculated based on the attainment, as determined by the Committee, of the performance goals described in Exhibit A to this Award (the “Performance Goals”) over the Performance Period, which number of Shares may be equal to all or a portion, including none, of the Maximum Number of RSUs set forth above. Promptly following the completion of the Performance Period (and no later than 75 days following the end of the Performance Period), the Committee will review and certify in writing (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (ii) the number of RSUs (rounded up to the nearest whole number), if any, that will vest (or, in the case of vesting under Section 4.1 or Section 4.3, will be eligible to vest) as of the date of such certification (the “Certification Date”), based on the extent to which the Performance Goals have been satisfied (any such number of RSUs, the “Realized RSUs”). To the extent the minimum Performance Goals are not achieved for the Performance Period, the Participant will forfeit all of the RSUs as of the Certification Date, except as otherwise provided in this Award. Furthermore, notwithstanding achievement of the Performance Goals at the minimum level or above for the Performance Period, the Committee reserves the right to adjust the Realized RSUs downward, including to zero, in its sole discretion. The Committee’s determinations pursuant to this Section 2 shall be final, conclusive and binding.

3. Forfeiture. A Participant may not vest in a number of RSUs in excess of the Realized RSUs. Accordingly, any RSUs that do not become Realized RSUs in accordance with Section 2 shall be forfeited and immediately cancelled as of the Certification Date. In addition, except as provided in Section 4 or in Section 5 below, the Participant must remain continuously employed by the Company or an Affiliate (the “Employer”) from the Award Date and extending through to the last day of the Performance Period in order to vest in the Realized RSUs. Accordingly, if the Participant remains continuously employed by the Employer through the last day of the Performance Period, the Participant shall vest in the Realized RSUs on the Certification Date. If the Participant terminates employment with the Employer prior to the last day of the Performance Period, unless otherwise provided in Section 4 or in Section 5, such Participant will forfeit all right, title and interest in the RSUs. If Section 4 or 5 below applies to the Participant and the Participant becomes vested in a pro-rated number of Realized RSU or pro-rated Target Number of RSUs, the balance of the Award that does not thereby become vested shall be forfeited and immediately canceled.

Notwithstanding anything to the contrary herein, if the Participant is terminated by the Company for Cause, whether or not during or following the Performance Period, then the Award shall be immediately forfeited and no RSUs shall become vested on the Certification Date.

4. Termination of Employment. In the event the Participant does not remain continuously employed by the Employer until the last day of the Performance Period, the following rules will apply:
4.1 Retirement. If the Participant terminates employment by reason of Retirement during the first fiscal year of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Committee’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in a pro-rated number of the Realized RSUs on the Certification Date. For purposes of the preceding sentence, in determining the Participant’s pro-rated Realized RSUs, the Participant’s Realized RSUs shall be reduced to the number of RSUs determined by multiplying the total Realized RSUs under the Award by a fraction, the numerator of which is the number of whole months worked during the first fiscal year of the Performance Period prior to the Participant’s Retirement and the denominator of which is 12. If the Participant terminates employment by reason of Retirement during the second or third fiscal years of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Committee’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in such Realized RSUs (without proration) on the Certification Date. For purposes of this Section 4.1, “Retirement” means termination of employment, other than by the Employer for Cause, on or after reaching age 55 with at least five (5) full years of service, or on or after reaching age 65 with any amount of service.
4.2 Death/Disability. If the Participant terminates employment by reason of death or Disability during the first fiscal year of the Performance Period, the Participant shall immediately vest in a pro-rated Target Number of RSUs. For purposes of the preceding sentence, in determining the Participant’s pro-rated Target Number of RSUs, the Target Number of RSUs shall be reduced to the number of RSUs determined by multiplying the Participant’s Target Number of RSUs by a fraction, the numerator of which is the number of whole months worked during the first fiscal year of the Performance Period prior to the Participant’s termination and the denominator of which is 12. If the Participant terminates employment by reason of death or Disability during the second or third fiscal years of the Performance Period, the Participant shall immediately vest in the Target Number of RSUs. For purposes of this Section 4.2, “Disability” shall be determined by the Plan Administrator in its sole discretion, in accordance with Section 2.16 of the Plan.

4.3. Involuntary Termination without Cause. If the Participant is involuntarily terminated by the Employer without Cause during the first fiscal year of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Committee’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in a pro-rated number of the Realized RSUs on the Certification Date. For purposes of the preceding sentence, in determining the Participant’s pro-rated Realized RSUs, the Participant’s Realized RSUs shall be reduced to the number of RSUs determined by multiplying the total Realized RSUs under the Award by a fraction, the numerator of which is the number of whole months worked during the first fiscal year of the Performance Period prior to the Participant’s involuntary termination without Cause and the denominator of which is 12. If the Participant is involuntarily terminated by the Employer without Cause during the second or third fiscal years of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Committee’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in such Realized RSUs (without proration) on the Certification Date.

5. Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, the RSUs shall be treated in accordance with Article 11 of the Plan; provided however, that if within one year following a Change of Control, a termination of employment by the Employer without Cause or by the Participant within 60 days after an event constituting a Constructive Discharge occurs during the Performance Period, the Participant shall immediately vest in the Target Number of RSUs, or if the Participant’s termination of employment occurs in the first fiscal year of the Performance Period, shall vest in a pro-rated Target Number of RSUs, determined by multiplying the Target Number of RSUs by a fraction, the numerator of which is the number of months worked during the first fiscal year of the Performance Period prior to the Participant’s termination of employment and the denominator of which is 12.

6. Severance Recipients and Release of Claims. Notwithstanding the provisions in the Plan or this Award to the contrary, any Participant who otherwise would become vested in any portion of the RSU Award pursuant to Section 4.1, Section 4.2 or Section 4.3, and who is also eligible to receive a cash severance payment from the Employer, shall, as a condition of becoming so vested, receiving the Shares which are to be delivered pursuant to this Award and receiving such cash severance payment, be required to execute a general release waiving all claims, if any, arising from the Participant’s employment or termination from employment that such Participant may have against the Employer and its employees, agents and affiliates. The Participant’s failure to execute such a general release or to allow an executed release to become irrevocable in accordance with its terms shall render this Award null and void, and the RSUs hereunder shall be forfeited and immediately canceled.

7. Issuance of Shares; Delivery; Holding Period. The issuance of the Shares with respect to the Participant’s vested RSUs, if any, will be evidenced in such manner as the Company, in its discretion, deems appropriate, including, without limitation, book entry, registration or issuance of one or more share certificates. The number of shares of the Company’s Class A Common Stock represented by the Participant's vested RSUs, if any, will be delivered to the Participant within sixty (60) days of vesting, with the delivery date within such period to be determined by the Company in its sole discretion; provided, however, that, except as provided in Section 13 (in respect of tax withholding) or unless the Participant terminates employment by reason of death or Disability, the Shares shall be subject to a mandatory one-year holding period, pursuant to which the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant, other than by will or by the laws of descent and distribution.

8. Rights as a Stockholder. The Participant has no rights as a stockholder, including, but not limited to, the right to receive regular quarterly dividends or dividend equivalents or to vote on stockholder issues, with respect to the RSUs. Stockholder rights accrue only upon the delivery of the Shares subsequent to the vesting of the RSUs in accordance with the terms of this Award. However, dividend equivalents will be accrued on the Award if and to the extent the Company declares an ordinary cash or stock dividend on the shares of Class A Common Stock during either the second fiscal year or third fiscal year of the Performance Period based on the dividend yields for each such year as determined by the Committee in its sole discretion, and the number of vested Shares delivered to the Participant in respect of the Realized RSUs shall be increased to reflect such dividend equivalents. In addition, if, after the last day of the Performance Period the Company declares an ordinary cash or stock dividend on the shares of Class A Common Stock, and the record date for such dividend precedes delivery of the vested Shares to the Participant in respect of the Realized RSUs, then the Participant shall be entitled to a cash payment in an amount equivalent in value of the dividends that would have been payable to the Participant for each Share delivered to the Participant under this Award upon delivery of Participant’s vested Shares.

9. Non-Transferability of RSUs. Until the delivery of the Shares with respect to the RSUs in accordance with terms of this Award (which Shares shall be subject to the holding-period requirement of Section 7), the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant. Any attempt by the Participant to do so shall render this Award null and void, and the RSUs thereunder shall be forfeited and immediately cancelled.

10. Recapitalization. If there is any change in the Company’s equity capitalization through the declaration of stock dividends, a recapitalization, stock splits, or through merger, consolidation, exchange of Shares, or otherwise, or in the event of an extraordinary dividend or other corporate transaction, the Plan Administrator shall adjust the number and class of Shares subject to this Award (including by making a different kind or class of securities subject to the Award), or take other action pursuant to Section 4.4 of the Plan, to prevent dilution or enlargement of the Participant’s rights.

11. Beneficiary Designation. The Participant, if employed in the United States, may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in case of his or her death before he or she receives any vested benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered during the Participant’s lifetime to the Company at its executive offices, addressed to the attention of the Compensation Department in Louisville, Kentucky. Absent a Participant’s proper and timely designation of a beneficiary under this Section 11, any vested benefit payable under this Award upon the Participant’s death shall be paid to the Participant’s surviving spouse, or, if none, to the Participant’s estate.

12. Continuation of Employment. This Award shall not confer upon the Participant any right to continued employment by the Employer, nor shall this Award interfere in any way with the Employer’s right to terminate the Participant’s employment at any time. A transfer of the Participant’s employment between the Employer and any of its subsidiaries, or between any divisions or subsidiaries of the Employer shall not be deemed a termination of employment for purposes of the vesting of the RSUs.

13. Tax Consequences. By accepting this Award, the Participant acknowledges that (i) the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of this Award and/or its vesting and the issuance of Class A Common Stock in connection therewith; (ii) he or she understands that the Company may deduct or withhold an amount of Class A Common Stock, not to exceed 50% of the fair market value of the Class A Common Stock to be delivered pursuant to the vesting of this Award, or require the Participant to remit cash to the Company, sufficient to, except as next described, satisfy the minimum Federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the delivery of Shares pursuant to the vesting of this Award and/or delivery of Class A Common Stock as a result of vesting; and (iii) he or she is encouraged to consult with a qualified tax advisor concerning the RSUs. In the case of the Share withholding described in the preceding sentence, the Company may instead choose to withhold an amount of Shares greater than the minimum, up to the amount required to satisfy the Participant’s maximum individual tax rate, provided updated accounting standards are in effect that would provide the same treatment for the increased withholding as provided for minimum withholding. In addition, the Committee, in its sole discretion, may permit the Participant to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby the Participant irrevocably elects to sell a portion of the Shares to be delivered pursuant to the vesting of this Award, not to exceed 50% of the fair market value of the Class A Common Stock, to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company. The holding-period requirement of Section 7 shall not apply to any broker-assisted satisfaction of the withholding obligations described in the preceding sentence.

14.    Data Privacy.    As a condition of the grant of the RSUs, the Participant consents to the collection, use, and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of his or her participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Participant authorizes them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on his or her behalf, in electronic or other form, for the purposes of implementing, administering, and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares acquired under the Plan. The Participant understands that he or she may, at any time, view such Data or require any necessary amendments to the Data.

15.    Miscellaneous.
15.1    This Award and the Participant’s rights under it are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules as the Plan Administrator may adopt. The Plan Administrator may, in its sole discretion, administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the RSUs, all of which shall be binding upon the Participant.
15.2    Subject to the provisions of the Plan and any applicable law (including Section 409A of the Code), the Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award, without the written consent of the Participant.
15.3    This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Participant agrees to take all steps necessary to comply with all Federal and state securities laws applicable to this Award.
15.4    The Company’s obligations under the Plan and this Award shall bind any successor to the Company, whether succession results from a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
15.5    To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware.
15.6    This Award is subject to the terms of the Plan and Administrative Guidelines promulgated under it from time to time. In the event of a conflict between this document and the Plan, the Plan as well as any determinations made by the Plan Administrator as authorized by the Plan, shall govern.
15.7    The parties acknowledge and agree that, to the extent applicable, this Award shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with or exemption from, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision of this Award to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Award may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Award and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Award from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Award or (ii) comply with the requirements of Section 409A of the Code. Although the Company intends to take such actions so as to allow the Award to avoid adverse tax treatment pursuant to Section 409A of the Code and otherwise, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on the Participant.
15.8    Notwithstanding any other provision of this Award, to the extent the delivery of the Shares represented by this Award is treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no delivery of such shares shall be made upon a Participant’s termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if the Participant is deemed at the time of his termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed delivery of the Shares to which the Participant is entitled under this Award, and which is deliverable to the Participant due to his or her termination of employment, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such delivery of shares shall not be made to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Employer (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of the Participant’s death. The determination of whether the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).
15.9    THIS AWARD IS SUBJECT TO THE BROWN-FORMAN CORPORATION INCENTIVE COMPENSATION RECOUPMENT POLICY. BY ACCEPTING THIS GRANT, THE PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS BEEN PROVIDED WITH A COPY OF SUCH INCENTIVE COMPENSATION RECOUPMENT POLICY AND UNDERSTANDS THE TERMS AND CONDITIONS THEREOF.

This Award is subject to the terms and conditions of this Agreement.

BROWN-FORMAN CORPORATION

By:        Kirsten Hawley
Senior Vice President,
Chief Human Resources Officer
EXHIBIT A
PERFORMANCE GOALS

The number of Realized RSUs will be determined based on the Company’s total shareholder return relative to its peer companies. Specifically, the Peer Group Relative Performance during the Performance Period shall determine the percentage of Target Number of RSUs that become Realized RSUs, as described in the table below:

Peer Group Relative Performance	Percentage of Target Number of RSUs that become Realized RSUs
30th percentile or below	50%
55th percentile	100%
80th percentile	150%

Performance between the indicated percentiles of Peer Group Relative Performance will be determined using linear interpolation.

Notwithstanding the foregoing, if, as of close of the Performance Period, the Company fails to achieve its adjusted operating income metric determined by the Compensation Committee at or prior to the Award Date in respect of the Performance Period, the number of Realized RSUs shall equal zero (0) (i.e. no RSUs shall vest pursuant to the Award).

Definitions

“Company TSR Percentage” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per share of Class B Common Stock during the Performance Period due to the appreciation in the price per share of Class B Common Stock and dividends declared during the Performance Period, assuming dividends are reinvested. In determining the starting and ending prices per share to perform the calculation in the preceding sentence, the average price per share for the 60 trading days immediately prior to the first and last days of the Performance Period, as applicable, shall be used.

“Peer Group Companies” shall mean the companies constituting the Standard & Poor’s Consumer Staples Index.

“Peer Group Relative Performance” means the Company TSR Percentage compared to the Peer Group TSR Percentages, expressed as a percentile ranking against the Peer Group Companies.

“Peer Group TSR Percentage” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), of each of the Peer Group Companies during the Performance Period, calculated in a manner consistent with the Company TSR Percentage from publicly available information.

Fiscal 2017 Form